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                                                                     EXHIBIT 2.1
                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of July 1, 1999, is made by and among SecurFone America, Inc., a Delaware corporation ("SecurFone"), Montpilier Holdings, Inc., a Nevada corporation ("Montpilier"), IXATA, Inc., a California corporation ("IXATA"), and the undersigned shareholders of IXATA (each a "Seller" and collectively, the "Sellers").

                                   RECITALS:

         A. The Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of IXATA.

         B. Montpilier is the record and beneficial owner of a controlling interest in the capital stock of SecurFone.

         C. Upon the terms and conditions contained in this Agreement, Sellers wish to sell to SecurFone, and SecurFone wishes to purchase from Sellers, all of the issued and outstanding capital stock of the IXATA for shares of SecurFone's common stock, $0.01 par value per share ("SecurFone Stock"), in a tax-free exchange pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and any regulations or published rulings promulgated or issued thereunder (the "Code").

         THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, the parties agree as follows:

1.       SALE AND PURCHASE OF SHARES

         1.01 SALE AND PURCHASE. Each of the Sellers sells, transfers, assigns and conveys, free and clear of any and all liens, claims, mortgages, charges, security interests, encumbrances or similar agreements of any kind or nature ("Liens"), all of the outstanding shares of IXATA's capital stock, including in the aggregate 1,292,641 shares of common stock, without par value (collectively, the "IXATA Stock"), that are owned by each such Seller to SecurFone, and SecurFone purchases, acquires and accepts from each of the Sellers all of the IXATA Stock. A listing of the Sellers and the number of shares of IXATA Stock owned by each Seller is set forth on SCHEDULE 1.01.

         1.02 PURCHASE PRICE. SecurFone pays, and the Sellers accept, as the purchase price for the IXATA Stock, an aggregate of 4.5 million shares of SecurFone Stock (collectively, the "Purchase Shares"), to be issued to each Seller in the manner and amounts set forth on SCHEDULE 1.02. Upon issuance, the Purchase Shares shall represent approximately 37% of the issued and outstanding shares of SecurFone Stock on a fully-diluted basis.

         1.03 TRANSFER TAXES. Each Seller shall pay all stock transfer taxes, recording fees and other sales, transfer, use, purchase or similar taxes that are imposed on any party by any governmental authority in any jurisdiction in connection with the issuance of the Purchase Shares to that Seller.

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2.       REPRESENTATIONS AND WARRANTIES OF IXATA AND THE SELLERS

         Except as otherwise disclosed to SecurFone in a letter delivered to it prior to the execution of this Agreement (the "IXATA Disclosure Letter"), a copy of which is attached as SCHEDULE 2, IXATA and each Seller jointly and severally represents and warrants to SecurFone as follows (it being understood that, as among the Sellers, the liability of each Seller shall be several and not joint):

         2.01 ORGANIZATION. IXATA is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted or presently proposed to be conducted. IXATA is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to have individually or in the aggregate a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects (a "Material Adverse Effect") of IXATA (an "IXATA Material Adverse Effect"). IXATA has provided SecurFone with a complete and accurate copy of IXATA's Articles of Incorporation and Bylaws, including all amendments thereto.

         2.02 CAPITALIZATION. The authorized capital stock of IXATA consists of the following: (i) 20,000,000 shares of common stock ("Common Stock"), and
(ii) 10,000,000 shares of preferred stock ("Preferred Stock"). As of the date of this Agreement, 1,292,641 shares of Common Stock and zero shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of IXATA Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in the preceding sentence, there are no shares of capital stock of IXATA issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating IXATA to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. The promissory notes issued by IXATA on or about January 26, 1999 in the aggregate principal amount of $150,000 have heretofore been fully converted into shares of IXATA Stock without further liability to IXATA.

         2.03 MATERIAL INVESTMENTS. IXATA does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (including but not limited to any subsidiaries of IXATA), partnership, joint venture or other business association or entity.

         2.04 AUTHORITY RELATIVE TO THIS AGREEMENT. IXATA has the corporate power to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by IXATA and the consummation by IXATA of the transactions contemplated hereby have been duly authorized by IXATA's Board of Directors and shareholders and no other corporate proceedings on the part of IXATA are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IXATA and constitutes a legal, valid and binding agreement of IXATA, enforceable against IXATA in accordance with its terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws.

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         2.05 CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by IXATA or of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by IXATA nor the consummation by IXATA of the transactions contemplated hereby, nor compliance by IXATA with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of IXATA, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation), any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy, plan or other instrument or obligation to which IXATA is a party or by which any of its properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to IXATA or any of its properties or assets, (iv) result in the creation or imposition of any Lien on any asset of IXATA or (v) cause the suspension, termination or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of Governmental Persons applicable to IXATA, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. "Governmental Person" means any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or of any state, county, municipality or other political subdivision of the United States of America.

         2.06 FINANCIAL STATEMENTS. IXATA has provided to SecurFone unaudited interim financial statements for the quarter ended March 31, 1999 (the "IXATA Financial Statement Date") and the months ended April 30 and May 31, 1999 (collectively, the "IXATA Financial Statements"). The IXATA Financial Statements were prepared based upon and are consistent with the books and records of IXATA (which books and records are correct and complete in all material respects) and fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of IXATA as of the respective dates thereof and the results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments).

         2.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 15, 1999 and except as disclosed in the IXATA Financial Statements, IXATA has in all material respects conducted its business in the ordinary course consistent with past practices and there has not occurred: (i) any IXATA Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of IXATA; (iii) any sale, transfer, assignment, disposition or license of, or material pledge of or material encumbrance upon, property (tangible or intangible) of IXATA with a value in excess of $50,000; (iv) any material change by IXATA in its accounting methods, principles or practices except as required by any change in GAAP or as a result of a change in law; (v) any material revaluation by IXATA of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any entry into any IXATA Material Agreement outside the ordinary course of business; (vii) any

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termination, acceleration, cancellation or modification of any IXATA Material
Agreement; (viii) any imposition of any Lien on any asset of IXATA; (ix) any capital investment in, any loan to or any acquisition of the securities or assets of any other person; (x) any creation, incurrence, assumption or guarantee of any indebtedness (including capitalized lease obligations); (xi) any delay or postponement of the payment of any accounts payable or other liabilities; (xii) any sale, issuance or other disposition of any of its capital stock, or grant of any options, warrants or other rights of any kind with respect to any of its capital stock; (xiii) any declaration or setting aside of payment of any dividend or distribution with respect to its capital stock; (xiv) the making of any loan to, or entry into any transaction with, any of its directors, officers and employees outside the ordinary course of business; (xv) adoption of any IXATA Plan; and (xvi) any change in any IXATA Plan or other employment terms for any of its directors, officers and employees outside the ordinary course of business.

         2.08 LITIGATION. There is no suit, action or proceeding, whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator (each, an "Action"), pending or, to the knowledge of IXATA and any Seller, threatened against or affecting IXATA, nor is there any judgment, decree, injunction, rule or order of any court, tribunal, arbitrator or Governmental Person outstanding against IXATA.

         2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the IXATA Financial Statements (or reflected in the notes thereto) or which were incurred after the IXATA Financial Statement Date in the ordinary course of business and consistent with past practices, IXATA does not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise).

         2.10 NO DEFAULT. IXATA is not in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (i) its Articles of Incorporation or Bylaws, (ii) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, insurance policy, commitment or other instrument or obligation to which IXATA is a party or by which it or any of its properties or assets may be bound or affected, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to IXATA or any of its properties or assets, or (iv) any license, permit and other consent or approval of Governmental Persons applicable to IXATA, except in the case of clauses (ii), (iii) and (iv) above for breaches, defaults or violations which could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         2.11     TAXES.

                  (a) IXATA has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns required by applicable law to be filed by it for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be complete and accurate in all material respects,
         (ii) paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods and (iii) accrued for all Taxes for periods commencing after the periods covered by

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

         such Tax Returns and ending prior to the date hereof. IXATA is not currently the beneficiary of any extension of time within which to file any Tax Return.

                  (b) There are no Liens for Taxes upon the assets of IXATA, except Liens for Taxes not yet due or being contested in good faith.

                  (c) There are no deficiencies or adjustments for Taxes that have been proposed or assessed by any Tax Authority against IXATA which remain unpaid. There is no dispute or claim concerning any liability for Taxes of IXATA and no Audit of any Tax Returns is currently underway or, to the knowledge of IXATA and any Seller, threatened.

                  (d) IXATA has no Tax sharing, Tax indemnity, or similar agreements to which IXATA is a party, is bound by, or has any obligation or liability for Taxes.

                  (e) IXATA has not paid, and does not expect to pay, in any taxable year commencing on or after December 31, 1994, remuneration that would result in a disallowance of any material amount of tax deductions under Section 162(m) of the Code. There are no changes in the tax accounting methods subject to Section 481(a) of the Code which have an ongoing material effect on IXATA. No "consent" within the meaning of Section 341(f) of the Code has been filed with respect to IXATA.

                  (f) As used in this Agreement, (i) "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding and whether or not shown on any tax return), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and (iv) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

         2.12 TITLE TO CERTAIN PROPERTIES; ENCUMBRANCES. IXATA holds good and marketable title to all real and personal property purported to be owned by it, free and clear of all Liens except for: (i) any Lien for current Taxes not yet due and payable; and (ii) Liens that could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect and that otherwise do not adversely effect the value or the use by IXATA of the property that is the subject of such Liens. IXATA has provided SecurFone with copies of all real property leases to which IXATA is a party and has provided to SecurFone a list of all real property owned or leased by IXATA except such leases or property which individually or in the aggregate are immaterial. Each lease to which IXATA is a party is in full force and effect and no party thereto is in default of any of its material obligations thereunder. No consent by or of any party to any such lease is required in order to consummate the transactions contemplated by this Agreement without causing a breach or violation of or default or increased charges under such lease.

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

         2.13 COMPLIANCE WITH APPLICABLE LAW. IXATA is in compliance with all applicable laws, except where the failure to be in such compliance could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         2.14     LABOR MATTERS.

                  (a) IXATA is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of IXATA and any Seller, threatened against IXATA relating to its business, except for any such proceedings which could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. To the knowledge of IXATA and any Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of IXATA, nor does any labor union or organization claim to represent the employees of IXATA.

                  (b) There is no labor strike, dispute, slow down, work stoppage, or lockout actually pending or, to the knowledge of IXATA and any Seller, threatened against IXATA.

                  (c) There are no charges or complaints instituted by, or before, any Governmental Person pending or, to the knowledge of IXATA and any Seller, threatened against IXATA involving any employment or labor matter, including, without limitation, any: (i) complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation since December 31, 1994;
         (ii) unfair labor practice charges or complaints with the National Labor Relations Board; or (iii) other claims, charges, actions or controversies (including, without limitation, claims of discrimination, wrongful discharge, or employment-related tort), pending or threatened involving IXATA and any employee, any former employee, or any labor union or other organization representing or claiming to represent the interests of any such employee or former employee. IXATA is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health programs, and IXATA is not engaged in any violation of any applicable law related to employment, including unfair labor practices or acts of employment discrimination, except in each case where the failure to be in compliance could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         2.15     EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) With respect to each of the bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan or program of IXATA (collectively, the "IXATA Plans") in force on or after December 31, 1994, except for multi-employer plans as defined in Section 3(37)(A) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations or published rulings promulgated or issued thereunder ("ERISA"), IXATA has delivered to SecurFone complete and accurate copies of each of the following documents: (i) the plan documents of each of the IXATA Plans (including all amendments thereto); (ii) the annual

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         report and actuarial report, if required under ERISA, with respect to each of the IXATA Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (collectively, the "IXATA ERISA Plans"), for the last two years; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to the IXATA ERISA Plans; (iv) if IXATA Plans are funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and
         (v) the most recent determination letter received from the Internal Revenue Service with respect to each IXATA ERISA Plan intended to qualify under Section 401(a) of the Code.

                  (b) No liability under Title IV of ERISA has been incurred by IXATA or any company that is an affiliate of IXATA under ERISA (an "IXATA ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to IXATA or any IXATA ERISA Affiliate of incurring any liability under Title IV (other than liability for premiums due to the Pension Benefit Guarantee Corporation). To the extent this representation applies to Section 4064, Section 4069 or Section 4204 of Title IV of ERISA, it is made not only with respect to IXATA ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which IXATA or any IXATA ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

                  (c) With respect to each IXATA ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under that plan, based upon the actuarial assumptions used for financial reporting purposes in the most recent actuarial report prepared by that plan's actuary with respect to that plan, did not exceed, as of its latest valuation date, the then current value of the assets of that plan allocable to those accrued benefits.

                  (d) No IXATA ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each IXATA ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any IXATA ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made.

                  (e) No IXATA ERISA Plan is a "multi-employer pension plan," as defined in Section 3(37)(A) of ERISA, nor has IXATA ever been a party to any agreement which required it to contribute to a multi-employer pension plan on behalf of any employee, nor is any IXATA ERISA Plan a plan described in Section 4063(a) of ERISA.

                  (f) Each of the IXATA Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code except for requirements which could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

                  (g) No amounts payable under IXATA Plans or any other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.


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                  (h) No IXATA Plan provides benefits, including without
         limitation death or medical benefits (whether or not insured), with respect to current or former employees of IXATA or any IXATA ERISA Affiliate beyond those employees' retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of IXATA or any IXATA ERISA Affiliate or (iv) benefits the full cost of which is borne by those employees or their beneficiaries.

                  (i) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of IXATA or any IXATA ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any employee or officer.

         2.16 INTELLECTUAL PROPERTY. IXATA has provided to SecurFone complete and accurate copies of all patents, trademarks, service marks, trade names, copyrights, any applications, grants or licenses for any of the foregoing, or any other intellectual property (collectively "Intellectual Property") owned by IXATA (the "IXATA Intellectual Property"), which includes but is not limited to all commercial rights to IXATA's RFP Express software. IXATA has the lawful right to own and use all of the IXATA Intellectual Property currently used in its business, free and clear of any Liens, and to the knowledge of IXATA and any Seller, no such use infringes upon the lawful rights of any other person, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. To the knowledge of IXATA and any Seller, no person is using any of the IXATA Intellectual Property in a manner which infringes upon the lawful rights of IXATA, except as could not reasonably be expected to have individually or in the aggregate in an IXATA Material Adverse Effect.

         2.17 INSURANCE. IXATA has provided to SecurFone complete and accurate copies of all insurance policies maintained by IXATA. The policies are in full force and effect, all premiums due on IXATA's policies have been paid, and IXATA has not received any notice of cancellation with respect thereto. IXATA has no obligation, liability or indebtedness for premiums or for retroactive premium adjustments for any period through the date hereof which obligation, liability or indebtedness could reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. There are no claims by IXATA under any of IXATA's insurance policies as to which any insurance IXATA is denying liability or defending under a reservation of rights clause.

         2.18 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by IXATA in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of IXATA.

         2.19 CUSTOMERS AND SUPPLIERS. Since March 31, 1999, no material customer or supplier of IXATA has terminated its relationship with, or materially reduced its purchases from or sales to IXATA. IXATA does not expect that any such customer or supplier will do so as a result of the transactions contemplated by this Agreement, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

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

         2.20 GOVERNMENTAL PERMITS. The Governmental Permits obtained by IXATA have been validly acquired, are in full force and effect and, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect, represent all Governmental Permits necessary under applicable law for IXATA to carry on its business as now being conducted and to own, occupy or use its properties and assets. IXATA is in compliance with all its Governmental Permits, except where the failure to so comply could not reasonably be expected to have an IXATA Material Adverse Effect. "Governmental Permit" means any permit, license, franchise, certificate, authorization, approval or consent obtained from or issued by any Governmental Person.

         2.21     ENVIRONMENTAL MATTERS.

                  (a) No Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by IXATA, except in material compliance with applicable Environmental Rules.

                  (b) To the knowledge of IXATA and any Seller, no Hazardous Substances are present on or under any real property owned, leased, occupied or used by IXATA, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule.

                  (c) To the knowledge of IXATA and any Seller, no event has occurred and no condition exists with respect to IXATA or its business, properties or assets which could reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect under any applicable Environmental Rule, and IXATA has not received any notice from any Governmental Person or any other person of its intention to impose any liability, cost or expense upon IXATA under any applicable Environmental Rule which could reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

                  (d) As used in this Agreement, "Environmental Rule" means any governmental rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any governmental rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all related rules, regulations and orders.

                  (e) As used in this Agreement, "Hazardous Substance" means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any governmental rule, and specifically includes without limitation any substance which constitutes a "hazardous substance" under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., or a "hazardous waste" under the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., or constitutes asbestos, urea formaldehyde, chlorinated biphenyls (polychlorinated or monochlorinated) or petroleum products.


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         2.22 MATERIAL AGREEMENTS. Each contract, agreement, instrument or document involving the payment by or to IXATA (whether direct or indirect, fixed or contingent) of more than $100,000 over the term thereof, each real property lease to which IXATA is a party, each labor or employment agreement to which IXATA is a party and each agreement, document, instrument that creates, evidences or secures any indebtedness of $100,000 or more of IXATA or pursuant to which IXATA has guaranteed indebtedness or other obligations of $100,000 or more, and each IXATA ERISA Plan (collectively, the "IXATA Material Agreements") is in full force and effect and is enforceable in accordance with its terms. IXATA is in compliance with each IXATA Material Agreement, except, in each case, for such non-compliance that could not reasonably be expected to have an IXATA Material Adverse Effect. All other parties to the IXATA Material Agreements are in substantial compliance with the terms thereof except, in each case, for such non-compliance that could not reasonably be expected to have an IXATA Material Adverse Effect. To the knowledge of IXATA and any Seller, the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on any IXATA Material Agreement or the relationship of the parties thereto, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         2.23     TRANSACTIONS WITH AFFILIATES.

                  (a) None of the customers, suppliers, distributors or sales representatives of IXATA are Affiliates of IXATA;

                  (b) none of the properties or assets of IXATA are owned or used by or leased to any Affiliate of IXATA;

                  (c) no Affiliate of IXATA is a party to any material agreement with IXATA that is not disclosed in the IXATA Disclosure Letter; and

                  (d) any agreement between IXATA and any Affiliate of IXATA contains commercially reasonable terms and conditions.

         As used in this Agreement, "Affiliate" means with respect to any person, any person who directly or indirectly controls or is controlled by, or is under common control with, such person. As used in this definition, the term "control" means, with respect to any person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

         2.24 YEAR 2000 COMPLIANCE. To the knowledge of IXATA and any Seller, there are no Year 2000 Problems with respect to any of the computer systems, hardware, software, equipment or products of IXATA, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. To the knowledge of IXATA and any Seller, no supplier or customer of IXATA has a Year 2000 Problem, except as could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect. A "Year 2000 Problem" means a date-handling problem relating to the year 2000 date change that would cause a computer system, hardware, software or equipment to fail to correctly perform, process and handle date-related data for all dates after December 31, 1999.

         2.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. Since the formation of IXATA, neither IXATA nor any director, officer, employee, agent or other individual or entity acting on behalf of IXATA, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other individual or entity who is or may be in a position to help or hinder the business of IXATA (or assist IXATA in connection with any actual or proposed transaction) that might subject IXATA to any damage or penalty that could reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         2.26 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, anything described in or listed in the IXATA Disclosure Letter, or any other document delivered by IXATA pursuant to this Agreement, neither IXATA nor any other person makes any representation or warranty to SecurFone, express or implied, and IXATA hereby disclaims any such representation or warranty, whether by IXATA or any of its officers, directors, employees, agents, representatives or any other person of any document or other information. No representations, warranties or statements of IXATA contained in this Agreement or any other document delivered by IXATA pursuant to this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Agreement and any other document, in light of the circumstances in which they were made, not misleading.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers represents and warrants, severally and not jointly, to SecurFone as follows:

         3.01 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the power to enter into this Agreement and to carry out his, her or its obligations under this Agreement. If Seller is not an individual, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws.

         3.02 CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by Seller of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the organizational documents of Seller, if applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation), any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy, plan or other instrument or obligation to which Seller is a party, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, (iv) result in the creation or imposition of any Lien on any asset of IXATA or (v) cause the suspension, termination or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of Governmental Persons applicable to Seller, except in the case of clauses
(ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have individually or in the aggregate an IXATA Material Adverse Effect.

         3.03     OWNERSHIP OF IXATA STOCK.

                  (a) Seller is the direct record and beneficial owner of the number of shares of IXATA Stock set forth opposite his, her or its name on SCHEDULE 1.01 below, free and clear of any and all Liens.

                  (b) Upon Seller's receipt of the Purchase Shares as provided for in Section 1.02 above, SecurFone will acquire good and marketable title to all of Seller's IXATA Stock, free and clear of any and all Liens other than the restrictions on transfer of the IXATA Stock imposed by federal and state securities laws.

         3.04     INVESTMENT REPRESENTATIONS.

                  (a) Seller understands that the Purchase Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, and any regulations or published rulings promulgated or issued thereunder (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

                  (b) Seller is acquiring the Purchase Shares solely for his, her or its own account for investment purposes and not with a view to their distribution within the meaning of the Securities Act.

                  (c) Seller is a sophisticated investor with knowledge and experience in business and financial matters.

                  (d) Seller has not been offered the Purchase Shares by any form of general advertising or general solicitation.

                  (e) Seller is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Shares.

                  (f) Seller understands that the certificate(s) representing the Purchase Shares bear the following legend:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ANY TRANSFER HEREOF IS SUBJECT TO COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND REGULATIONS.

4.       REPRESENTATIONS AND WARRANTIES OF SECURFONE AND MONTPILIER

         Except as otherwise disclosed to IXATA in a letter delivered to it prior to the execution of this Agreement (the "SecurFone Disclosure Letter"), a copy of which is attached as SCHEDULE 3, or disclosed in the SEC Reports, SecurFone and Montpilier jointly and severally represent and warrant to IXATA and each of the Sellers as follows:

         4.01 ORGANIZATION. SecurFone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted or presently proposed to be conducted. SecurFone is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on SecurFone and the SecurFone Subsidiaries (a "SecurFone Material Adverse Effect." SecurFone has provided IXATA with a complete and accurate copy of SecurFone's Certificate of Incorporation and By-Laws.

         4.02 CAPITALIZATION. The authorized capital stock of SecurFone consists of 100 million shares of SecurFone Stock. As of June 29, 1999 (and without giving effect to the transaction described herein), (i) 6,091,881 shares of SecurFone Stock are issued and outstanding, (ii) stock options to acquire 750,900 shares of SecurFone Stock were outstanding, and (iii) warrants to acquire 500,000 shares of SecurFone Stock were outstanding under all warrant agreements of SecurFone. SecurFone has no outstanding stock appreciation rights or stock purchase rights. All of the issued and outstanding shares of SecurFone Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above and for certain 12% Debentures convertible into shares of SecurFone's Stock upon a $8.0 million firm underwritten public offering, as of the date of this Agreement, there are no shares of capital stock of SecurFone issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating SecurFone to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.

         4.03     SUBSIDIARIES.

                  (a) Each of the subsidiaries of SecurFone (collectively, the "SecurFone Subsidiaries"), a list of which is set forth in the SecurFone Disclosure Letter, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on that SecurFone Subsidiary. Each SecurFone Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on that SecurFone Subsidiary.

                  (b) SecurFone is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the SecurFone Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any SecurFone Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any SecurFone Subsidiary, and there are no contracts, commitments, understandings or arrangements by which SecurFone or any SecurFone Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any SecurFone Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of the shares of any SecurFone Subsidiary owned by SecurFone are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens, restraint on alienation, or any other restriction with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

         4.04 MATERIAL INVESTMENTS. SecurFone does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than an SecurFone Subsidiary), partnership, joint venture or other business association or entity which is material to SecurFone.

         4.05 AUTHORITY RELATIVE TO THIS AGREEMENT. SecurFone has the corporate power to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by SecurFone and the consummation by SecurFone of the transactions contemplated hereby have been duly authorized by SecurFone's Board of Directors and no other corporate proceedings on the part of SecurFone are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SecurFone and constitutes a legal, valid and binding agreement of SecurFone, enforceable against SecurFone in accordance with its terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws.

         4.06 CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by SecurFone or of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by SecurFone nor the consummation by SecurFone of the transactions contemplated hereby, nor compliance by SecurFone with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of SecurFone or the Certificate of Incorporation or By-Laws of any of the SecurFone Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation), any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy, plan or other instrument or obligation to which SecurFone or any of the SecurFone Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SecurFone, any of the SecurFone Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Lien on any asset of SecurFone or any SecurFone Subsidiary or (v) cause the suspension, termination or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of Governmental Persons applicable to SecurFone or any SecurFone Subsidiary, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.07     SEC REPORTS AND PRELIMINARY 1998 ANNUAL REPORT.

                  (a) SecurFone has delivered to IXATA complete and accurate copies of (i) the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K, including any amendments thereto, that it has filed with the Securities and Exchange Commission ("SEC") for 1998, (ii) the Current Report on Form 8-K it filed with the SEC on December 23, 1997,
         (iii) the Registration Statement on Form S-8 it filed with the SEC on November 17, 1997 and (iv) the Information Statement on Schedule 14C it filed with the SEC on July 11, 1997 (collectively, the "SEC Reports"). As of the date it was filed or, if it was amended or supplemented, as of the date such amendment or supplement was filed, each of the SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the regulations or published rulings promulgated or issued thereunder (the "Exchange Act"), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Report or necessary in order to make the statements in such SEC Report, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of SecurFone (including any related notes and schedules) included (or incorporated by reference) in such SEC Reports were prepared based upon and are consistent with the books and records of SecurFone and the SecurFone Subsidiaries (which books and records are correct and complete in all material respects) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SecurFone as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  (b) The SecurFone Disclosure Letter identifies and describes the substance of certain filings required by the Exchange Act that SecurFone has failed to timely file with the SEC (collectively, the "Late SEC Filings").

                  (c) SecurFone has provided to IXATA a preliminary draft of its Annual Report on Form 10-K for the year ended December 31, 1998 (the "Preliminary SecurFone Annual Report"). The Preliminary SecurFone Annual Report (i) complies in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act, and
         (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) The Preliminary SecurFone Annual Report includes a preliminary draft of the audited consolidated financial statements and unaudited consolidated interim financial statements of SecurFone for the year ended December 31, 1998 (the "Preliminary SecurFone Financial Statements"). The Preliminary SecurFone Financial Statements were prepared based upon and are consistent with the books and records of SecurFone and the SecurFone Subsidiaries (which books and records are correct and complete in all material respects) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SecurFone as of the date thereof and the consolidated results of operations and changes in financial position for the period then ended.

         4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998 (the "SecurFone Financial Statement Date"), except as set forth in this paragraph and the SEC Reports, SecurFone and the SecurFone Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practices and there has not occurred: (i) any SecurFone Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of SecurFone; (iii) any sale, transfer, assignment, disposition or license of, or material pledge of or material encumbrance upon, property (tangible or intangible) of SecurFone with a value in excess of $50,000; (iv) any material change by SecurFone in its accounting methods, principles or practices except as required by any change in GAAP or as a result of a change in law; (v) any material revaluation by SecurFone of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any entry into any SecurFone Material Agreement outside the ordinary course of business; (vii) any termination, acceleration, cancellation or modification of any SecurFone Material Agreement; (viii) any imposition of any Lien on any asset of SecurFone; (ix) any capital investment in, any loan to or any acquisition of the securities or assets of any other person; (x) any creation, incurrence, assumption or guarantee of any indebtedness (including capitalized lease obligations); (xi) any delay or postponement of the payment of any accounts payable or other liabilities; (xii) any sale, issuance or other disposition of any of its capital stock, or grant of any options, warrants or other rights of any kind with respect to any of its capital stock; (xiii) any declaration or setting aside of payment of any dividend or distribution with respect to its capital stock; (xiv) the making of any loan to, or entry into any transaction with, any of its directors, officers and employees outside the ordinary course of business; (xv) adoption of any SecurFone Plan; and (xvi) any change in any SecurFone Plan or other employment terms for any of its directors, officers and employees outside the ordinary course of business. Notwithstanding the foregoing, SecurFone has provided IXATA and Sellers with copies of a certain Purchase Agreement and First Amendment thereto by and between SecurFone and Teledata World Services, Inc. (the "Teledata Purchase Agreement"), the specific terms and conditions of which have yet to be fully disclosed to the SEC. IXATA and Sellers acknowledge having received and reviewed the Teledata Purchase Agreement and have had an opportunity to fully review the terms and conditions thereof and the facts and circumstances surrounding such transaction.

         4.09 LITIGATION. Except for any Actions disclosed in the SEC Reports, there is no Action pending or, to the knowledge of SecurFone and Montpilier, threatened against or affecting SecurFone or any of the SecurFone Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any court, tribunal, arbitrator or Governmental Person outstanding against SecurFone or any of the SecurFone Subsidiaries.

         4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in SecurFone's financial statements (or reflected in the notes thereto) included in the Quarterly Report on Form 10-Q last filed with the SEC by SecurFone or which were incurred after the SecurFone Financial Statement Date in the ordinary course of business and consistent with past practices, SecurFone and the SecurFone Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise).

         4.11 NO DEFAULT. Neither SecurFone nor any of the SecurFone Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (i) its Certificate of Incorporation or By-Laws, (ii) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, insurance policy, commitment or other instrument or obligation to which SecurFone or any of the SecurFone Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to SecurFone or any of the SecurFone Subsidiaries or any of their properties or assets (other than the failure to timely file the Late SEC Reports), or (iv) any license, permit and other consent or approval of Governmental Persons applicable to SecurFone or any of the SecurFone Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for breaches, defaults or violations which could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.12     TAXES.

                  (a) SecurFone and each of the SecurFone Subsidiaries has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be complete and accurate in all material respects, (ii) paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods and (iii) accrued for all Taxes for periods commencing after the periods covered by such Tax Returns and ending prior to the date hereof. Neither SecurFone nor any SecurFone Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

                  (b) There are no Liens for Taxes upon the assets of SecurFone or any of the SecurFone Subsidiaries, except Liens for Taxes not yet due or being contested in good faith.

                  (c) There are no deficiencies or adjustments for Taxes that have been proposed or assessed by any Tax Authority against SecurFone or any of the SecurFone Subsidiaries and which remain unpaid. There is no dispute or claim concerning any liability for Taxes of SecurFone or any SecurFone Subsidiary, and no Audit of any Tax Returns is currently underway or, to the knowledge of SecurFone and Montpilier, threatened.

                  (d) Neither SecurFone nor any SecurFone Subsidiary has any Tax sharing, Tax indemnity, or similar agreements to which SecurFone or any of SecurFone Subsidiaries is a party, is bound by, or has any obligation or liability for Taxes.

                  (e) SecurFone and SecurFone Subsidiaries have not paid, and do not expect to pay, in any taxable year commencing on or after December 31, 1994, remuneration that would result in a disallowance of any material amount of tax deductions under Section 162(m) of the Code. There are no changes in the tax accounting methods subject to Section 481(a) of the Code which have an ongoing material effect on SecurFone or any of SecurFone Subsidiaries.

         No "consent" within the meaning of Section 341(f) of the Code has been filed with respect to SecurFone or any of SecurFone Subsidiaries.

         4.13 TITLE TO CERTAIN PROPERTIES; ENCUMBRANCES. SecurFone and the SecurFone Subsidiaries hold good and marketable title to all real and personal property purported to be owned by them, free and clear of all Liens, except for: (i) any Lien for current Taxes not yet due and payable; and (ii) Liens that could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect and that otherwise do not adversely effect the value or the use by SecurFone or SecurFone Subsidiaries, as the case may be, of the property that is the subject of such Liens. SecurFone has provided IXATA with copies of all real property leases to which SecurFone or any SecurFone Subsidiary is a party and has provided to IXATA a list of all real property owned or leased by SecurFone or any SecurFone Subsidiary except such leases or property which individually or in the aggregate are immaterial. Each lease to which SecurFone or any SecurFone Subsidiary is a party is in full force and effect and no party thereto is in default of any of its material obligations thereunder. No consent by or of any party to any such lease is required in order to consummate the transactions contemplated by this Agreement without causing a breach or violation of or default or increased charges under such lease.

         4.14 COMPLIANCE WITH APPLICABLE LAW. Each of SecurFone and the SecurFone Subsidiaries is in compliance with all applicable laws (other than those relating to the timely filing of the Late SEC Reports), except where the failure to be in such compliance could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.15     LABOR MATTERS.

                  (a) Neither SecurFone nor any of the SecurFone Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of SecurFone and Montpilier, threatened against SecurFone or any SecurFone Subsidiary relating to their business, except for any such proceedings which could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect. To the knowledge of SecurFone and Montpilier, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of SecurFone or any SecurFone Subsidiary, nor does any labor union or organization claim to represent the employees of SecurFone or any SecurFone Subsidiary.

                  (b) There is no labor strike, dispute, slow down, work stoppage, or lockout actually pending or, to the knowledge of SecurFone and Montpilier, threatened against SecurFone or any SecurFone Subsidiary.

                  (c) There are no charges or complaints, instituted by, or before, any Governmental Person pending or, to the knowledge of SecurFone and Montpilier, threatened against SecurFone or any SecurFone Subsidiary involving any employment or labor matter, including, without limitation, any: (i) complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation since December 31, 1994; (ii) unfair labor practice charges or complaints with the National Labor Relations

         Board; or (iii) other claims, charges, actions or controversies (including without limitation, claims of discrimination, wrongful discharge, or employment-related tort); pending or threatened involving SecurFone or any SecurFone Subsidiary and any employee, any former employee, or any labor union or other organization representing or claiming to represent the interests of any such employee or former employee. SecurFone and each SecurFone Subsidiary is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health programs, and neither SecurFone nor any SecurFone Subsidiary is engaged in any violation of any applicable law related to employment, including unfair labor practices or acts of employment discrimination, except in each case where the failure to be in such compliance could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.16     EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) With respect to each of the bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan or program, and each other employee benefit plan, program, agreement or arrangement of SecurFone and SecurFone's Subsidiaries (the "SecurFone Plans") in force on or after December 31, 1994, except for multi-employer plans as defined in Section 3(37)(A) of ERISA, SecurFone has delivered to IXATA complete and accurate copies of each of the following documents: (i) the plan documents of each of the SecurFone Plans (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA, with respect to each of SecurFone Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (the "SecurFone ERISA Plans"), for the last two years; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to the SecurFone ERISA Plans; (iv) if the SecurFone Plans are funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each SecurFone ERISA Plan intended to qualify under
         Section 401(a) of the Code.

                  (b) No liability under Title IV of ERISA has been incurred by SecurFone, any SecurFone Subsidiary or any company that is an affiliate of SecurFone under ERISA (an "SecurFone ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to SecurFone, any SecurFone Subsidiary or any SecurFone ERISA Affiliate of incurring any liability under Title IV (other than liability for premiums due to the Pension Benefit Guarantee Corporation). To the extent this representation applies to Section 4064, Section 4069 or Section 4204 of Title IV of ERISA, it is made not only with respect to SecurFone ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which SecurFone, any SecurFone Subsidiary or any SecurFone ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

                  (c) With respect to each SecurFone ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under that plan, based upon the actuarial assumptions used for financial reporting purposes in the most recent actuarial report prepared by that plan's actuary with respect to that plan, did not exceed, as of its latest valuation date, the then current value of the assets of that plan allocable to those accrued benefits.

                  (d) No SecurFone ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each SecurFone ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any SecurFone ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made.

                  (e) No SecurFone ERISA Plan is a "multi-employer pension plan," as defined in Section 3(37)(A) of ERISA, nor has SecurFone ever been a party to any agreement which required it to contribute to a multi-employer pension plan on behalf of any employee, nor is any SecurFone ERISA Plan a plan described in Section 4063(a) of ERISA.

                  (f) Each of the SecurFone Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code except for requirements which could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

                  (g) No amounts payable under SecurFone Plans or any other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (h) No SecurFone Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of SecurFone, any SecurFone Subsidiary or any SecurFone ERISA Affiliate beyond those employees' retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of SecurFone, any SecurFone Subsidiary or any SecurFone ERISA Affiliate or (iv) benefits the full cost of which is borne by those employees or their beneficiaries.

                  (i) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of SecurFone, any SecurFone Subsidiary or any SecurFone ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any employee or officer.

         4.17 INTELLECTUAL PROPERTY. SecurFone and the SecurFone Subsidiaries have the lawful right to use all Intellectual Property currently used in any of their businesses, free and clear of any Liens, and to the knowledge of SecurFone and Montpilier, no such use infringes upon the lawful rights of any other person, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect. To the knowledge of SecurFone and Montpilier, no person is using any Intellectual Property in a manner which infringes upon the lawful rights of

SecurFone or any SecurFone Subsidiary, except as could not reasonably be expected to have individually or in the aggregate in a SecurFone Material Adverse Effect.

         4.18 INSURANCE. SecurFone and each SecurFone Subsidiary has provided to IXATA complete and accurate copies of all insurance policies maintained by SecurFone and the SecurFone Subsidiaries. The policies are in full force and effect, all premiums due on the policies have been paid, and neither SecurFone nor any SecurFone Subsidiary has received any notice of cancellation with respect thereto. Neither SecurFone nor any SecurFone Subsidiary has any obligation, liability or indebtedness for premiums or for retroactive premium adjustments for any period through the date hereof which obligation, liability or indebtedness could reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect. There are no claims by SecurFone or any SecurFone Subsidiary under any of SecurFone's insurance policies as to which any insurance SecurFone or any SecurFone Subsidiary is denying liability or defending under a reservation of rights clause.

         4.19 BROKERS. Except as described in Section 5.03 below, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by SecurFone in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of SecurFone.

         4.20 CUSTOMERS AND SUPPLIERS. No material customer or supplier of SecurFone or any SecurFone Subsidiary has terminated its relationship with, or materially reduced its purchases from or sales to, as the case may be, SecurFone or any SecurFone Subsidiary. SecurFone does not expect that any such customer or supplier will do so as a result of the transactions contemplated by this Agreement, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.21 GOVERNMENTAL PERMITS. The Governmental Permits obtained by SecurFone or any SecurFone Subsidiary have been validly acquired, are in full force and effect and, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect, represent all Governmental Permits necessary under applicable law for SecurFone or any SecurFone Subsidiary to carry on its business as now being conducted and to own, occupy or use its properties and assets. SecurFone and the SecurFone Subsidiaries are in compliance with all their Governmental Permits, except where the failure to so comply could not reasonably be expected to have a SecurFone Material Adverse Effect.

         4.22     ENVIRONMENTAL MATTERS.

                  (a) No Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by SecurFone or any SecurFone Subsidiaries, except in material compliance with applicable Environmental Rules.

                  (b) To the knowledge of SecurFone and Montpilier, no Hazardous Substances are present on or under any real property owned, leased, occupied or used by SecurFone or any SecurFone Subsidiary, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule.

                  (c) To the knowledge of SecurFone and Montpilier, no event has occurred and no condition exists with respect to SecurFone or any SecurFone Subsidiary or their business, properties or assets which could reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect under any applicable Environmental Rule, and neither SecurFone nor any SecurFone Subsidiary has received any notice from any Governmental Person or any other person of its intention to impose any liability, cost or expense upon SecurFone under any applicable Environmental Rule which could reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.23 MATERIAL AGREEMENTS. Each contract, agreement, instrument or document involving the payment by or to SecurFone or any SecurFone Subsidiary (whether direct or indirect, fixed or contingent) of more than $100,000 over the term thereof, each real property lease to which SecurFone is a party, each labor or employment agreement to which SecurFone is a party and each agreement, document, instrument that creates, evidences or secures any indebtedness of $100,000 or more of SecurFone or any SecurFone Subsidiary or pursuant to which SecurFone or any SecurFone Subsidiary has guaranteed indebtedness or other obligations of $100,000 or more, and each SecurFone ERISA Plan (collectively, the "SecurFone Material Agreements"), is in full force and effect and is enforceable in accordance with its terms. SecurFone or any SecurFone Subsidiary, as the case may be, is in compliance with each SecurFone Material Agreement, except, in each case, for such non-compliance that could not reasonably be expected to have a SecurFone Material Adverse Effect. All other parties to the SecurFone Material Agreements are in substantial compliance with the terms thereof except, in each case, for such non-compliance that could not reasonably be expected to have a SecurFone Material Adverse Effect. To the knowledge of SecurFone and Montpilier, SecurFone does not expect that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on any SecurFone Material Agreement or the relationship of the parties thereto, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.24     TRANSACTIONS WITH AFFILIATES. Except as disclosed in SEC
                  Reports:

                  (a) none of the customers, suppliers, distributors or sales representatives of SecurFone or any SecurFone Subsidiary are Affiliates of SecurFone;

                  (b) none of the properties or assets of SecurFone or any SecurFone Subsidiary are owned or used by or leased to any Affiliate of SecurFone;

                  (c) no Affiliate of SecurFone is a party to any agreement with SecurFone or any SecurFone Subsidiary that is not disclosed in the SecurFone Disclosure Letter; and

                  (d) any agreement between SecurFone or any SecurFone Subsidiary and any Affiliate of SecurFone contains commercially reasonable terms and conditions.

         4.25 YEAR 2000 COMPLIANCE. To the knowledge of SecurFone and Montpilier, there are no Year 2000 Problems with respect to any of the computer systems, hardware, software, equipment or products of SecurFone or any SecurFone Subsidiary, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect. To the knowledge of SecurFone and Montpilier, no supplier or customer of SecurFone or any SecurFone Subsidiary has a Year 2000 Problem, except as could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.26 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of SecurFone, any SecurFone Subsidiary or any director, officer, employee, agent or other individual or entity acting on behalf of SecurFone or any SecurFone Subsidiary, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other individual or entity who is or may be in a position to help or hinder the business of SecurFone or any SecurFone Subsidiary (or assist SecurFone or any SecurFone Subsidiary in connection with any actual or proposed transaction) that might subject SecurFone or any SecurFone Subsidiary to any damage or penalty that could reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

         4.27 PURCHASE SHARES. The Purchase Shares, upon receipt by SecurFone of the IXATA Stock as provided for in Section 1.02 above, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of the Purchase Shares will not entitle any holder of SecurFone Stock to preemptive rights. Upon the issuance of the Purchase Shares in exchange for the IXATA Stock, Sellers will own approximately 37% of the issued and outstanding shares of SecurFone Stock on a fully-diluted basis.

         4.28 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, anything described in or listed in the SecurFone Disclosure Letter, or any other document delivered by SecurFone pursuant to this Agreement, neither SecurFone nor any other person makes any representation or warranty to IXATA or the Sellers, express or implied, and SecurFone and each SecurFone Subsidiary hereby disclaims any such representation or warranty, whether by SecurFone or any SecurFone Subsidiary or any of their respective officers, directors, employees, agents or representatives or any other person of any document or other information. No representations, warranties or statements of SecurFone contained in this Agreement or any other document delivered by SecurFone pursuant to this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement and any other document, in light of the circumstances in which they were made, not misleading.

4A.      REPRESENTATIONS AND WARRANTIES OF MONTPILIER

         Montpilier represents and warrants to IXATA and Sellers as follows:

         4A.01 AUTHORITY RELATIVE TO THIS AGREEMENT. Montpilier has the corporate power to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Montpilier and the consummation by Montpilier of the transactions contemplated hereby have been duly authorized by Montpilier's Board of Directors and shareholders and no other proceedings on the part of Montpilier are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Montpilier and constitutes a legal, valid and binding agreement of Montpilier, enforceable against Montpilier in accordance with its terms, subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws.

         4A.02 CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by Montpilier of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by Montpilier nor the consummation by Montpilier of the transactions contemplated hereby, nor compliance by Montpilier with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the organizational documents of Montpilier, if applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation), any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy, plan or other instrument or obligation to which Montpilier is a party, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Montpilier, (iv) result in the creation or imposition of any Lien on any asset of SecurFone or (v) cause the suspension, termination or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of Governmental Persons applicable to Montpilier, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have individually or in the aggregate a SecurFone Material Adverse Effect.

5.       ADDITIONAL AGREEMENTS

         5.01 VOTING AGREEMENT. Concurrently with their execution of this Agreement, SecurFone, Montpilier and Sellers shall execute and deliver a Voting Agreement in the form attached hereto as EXHIBIT A (the "Voting Agreement").

         5.02 WORKING CAPITAL LOAN. Following the purchase of the IXATA Stock and the appointment of IXATA's designees to SecurFone's Board of Directors pursuant to the Voting Agreement: (i) SecurFone shall provide IXATA with up to $2 million in funding for working capital to support IXATA's business plan as approved by SecurFone's Board of Directors; and (ii) the amount, terms and conditions of such loan shall be determined by SecurFone's Board of Directors.

         5.03 ISSUANCE OF OPTIONS TO NEW MANAGEMENT. Following the purchase of the IXATA Stock and the appointment of IXATA's designees to SecurFone's Board of Directors pursuant to the Voting Agreement, SecurFone shall grant such options to new key employees of SecurFone as shall be determined by SecurFone's Board of Directors, subject to the limitations of SecurFone's option plan.

         5.04 ISSUANCE OF SHARES OR WARRANTS TO BROKER. Upon consummation of the transactions described in this Agreement, SecurFone shall issue to Global One Corporation, at SecurFone's option, either (i) 600,000 shares of SecurFone Stock or (ii) warrants to purchase 600,000 shares of SecurFone Stock, and shall grant such registration rights with respect to such shares as SecurFone and such broker may agree.

         5.05 LATE SEC FILINGS. SecurFone shall use its best efforts to file the Late SEC Filings with the SEC, and thereby return to full compliance with the Exchange Act, within 60 days after the date hereof.

         5.06 RESTRICTION ON TRANSFER OF PURCHASE SHARES. Each Seller agrees not to sell, exchange, deliver, assign, pledge, mortgage, hypothecate, encumber, make a gift of or otherwise transfer or dispose of any of the Purchase Shares, or any beneficial or other interest therein, whether voluntarily, involuntarily or by operation of law, other than in compliance with the provisions of Rule 144 promulgated by the SEC under the Exchange Act.

6.       INDEMNIFICATION

         6.01 INDEMNIFICATION OF SECURFONE. Subject to the provisions of Sections 6 and 7 of this Agreement, each Seller shall, severally and not jointly, indemnify and hold harmless SecurFone and its Affiliates, and their officers, directors, agents and employees (collectively, the "SecurFone Indemnitees"), from and against and in respect of any and all loss, damage, liability, cost and expenses, including reasonable attorneys' fees and amounts paid in settlement pursuant to Section 6.04(a) below (collectively, the "SecurFone Indemnified Losses"), suffered or incurred by any one or more of the SecurFone Indemnitees by reason of or arising out of:

                  (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of IXATA or such Seller contained in this Agreement or the IXATA Disclosure Letter; and

                  (b) any fees, expenses or other payments incurred or owed by any such SecurFone Indemnitees to any broker or comparable third party employed by IXATA or such Seller in connection with the transactions contemplated by this Agreement.

         6.02 INDEMNIFICATION OF THE SELLERS. Subject to the provisions of Sections 6 and 7 of this Agreement, SecurFone and Montpilier shall jointly and severally indemnify and hold harmless each of the Sellers and their Affiliates, and their officers, directors, agents and employees (collectively, the "Seller Indemnitees"), from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Section 6.04(b) below (collectively, the "Seller Indemnified Losses"), suffered or incurred by any one or more of the Seller Indemnitees by reason of or arising out of:

                  (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of SecurFone or Montpilier contained in this Agreement or the SecurFone Disclosure Letter;

                  (b) the failure to timely file the Late SEC Filings with the SEC; and

                  (c) except as provided in Section 5.04 above, any fees, expenses or other payments incurred or owed by any Seller Indemnitees to any broker or comparable third party employed by SecurFone in connection with the transactions contemplated by this Agreement.

         6.03 INDEMNIFICATION EXCLUSIVE REMEDY. The indemnity provided for in Sections 6.01 and 6.02 above is exclusive, and no party to this Agreement will be entitled to any other remedy at law or in equity; provided, however, that such limitations do not apply to:

                  (a) any loss to any SecurFone Indemnitee resulting from (i) a breach of the representations and warranties set forth in Sections 2.04, 2.06 and 3.03 above or (ii) the willful misconduct or fraud by any Seller in connection with the transactions contemplated by this Agreement; or

                  (b) any loss to any Seller Indemnitee resulting from (i) a breach of the representations and warranties set forth in Sections 4.05, 4.07 and 4.27 above or (ii) the willful misconduct or fraud by SecurFone or Montpilier in connection with the transactions contemplated by this Agreement.

         6.04     PAYMENT.

                  (a) Within 20 days of written demand on any Seller or Sellers of a claim for any SecurFone Indemnified Loss, such Seller or Sellers shall notify the SecurFone Indemnitees of his decision to accept or dispute such claim and shall pay the amount of any claim ultimately determined to be owed by him as follows:

                           (i) If such Seller or Sellers accept(s) the amount of
                  the SecurFone Indemnified Loss, then such Seller or Sellers shall immediately reimburse the SecurFone Indemnitees for the SecurFone Indemnified Loss.

                           (ii) If one or more Sellers disputes the claim for
                  any SecurFone Indemnified Loss, then he shall so notify the SecurFone Indemnitees. If such Seller or Sellers and the SecurFone Indemnitees are unable to resolve the dispute within 60 days of such notice, the dispute will be resolved in accordance with the provisions of Section 7.04 below.

                  (b) Within 20 days of written demand on SecurFone of a claim of any Seller Indemnified Loss, SecurFone shall notify Seller Indemnitees of its decision to accept or dispute such claim and shall pay the amount of any claim ultimately determined to be owed by its as follows:

                           (i) If SecurFone and Montpilier accept the amount of
                  the Seller Indemnified Loss, then SecurFone and Montpilier shall immediately reimburse the Seller Indemnitees for the SecurFone Indemnified Loss. The payment of any amount of Seller Indemnified Loss will be allocated among the Sellers in the amounts to be determined by reference to their proportionate ownership of the IXATA Stock described in
                  SCHEDULE 1.01.

                           (ii) If SecurFone or Montpilier disputes the claim
                  for any Seller Indemnified Loss, then SecurFone and Montpilier shall so notify the Sellers. If SecurFone and the Seller Indemnitees are unable to resolve the dispute within 60 days of such notice, the dispute will be resolved in accordance with the provisions of Section 7.04 below. The payment of any amount of Seller Indemnified Loss will be allocated among the Sellers in the amounts to be determined by their proportionate ownership of the IXATA Stock described in SCHEDULE 1.01.

                  (c) Notwithstanding anything herein to the contrary, any Seller may pay for any claim for any SecurFone Indemnified Loss by transferring an amount of Purchase Shares (collectively, "Indemnifying Purchase Shares") equal to such Seller's share of such

         SecurFone Indemnified Loss. For purposes hereof, the value of each Indemnifying Purchase Share shall be deemed to be equal to the closing price per share of SecurFone Stock on the OTC Bulletin Board averaged over the 30 day period immediately preceding the date of written demand pursuant to Section 6.04(a) or Section 6.04(b), as the case may be.

         6.05     DEFENSE OF CLAIMS.

                  (a) If any Action by a third party arises after the date of this Agreement for which any party hereto may be liable under the terms of this Agreement, then the party entitled to indemnification shall notify the indemnifying party within a reasonable time after such Action arises and is known to the indemnified party, and shall give the indemnifying party a reasonable opportunity:

                           (i) to conduct any proceedings or negotiations in
                  connection therewith and necessary or appropriate to defend the indemnified party;

                           (ii) to take all other required steps or proceedings
                  to settle or defend any such Action; and

                           (iii) to employ counsel to contest any such Action in
                  the name of the indemnified party or otherwise.

         The expenses of all proceedings, contests or lawsuits with respect to such Actions will be borne by the indemnifying party. If the indemnifying parties wish to assume the defense of such Action, then the indemnifying party shall give written notice to the indemnified parties within thirty days after notice from the indemnified parties of such Action (unless the Action requires a response in less than 30 days after the notice is given, in which event they shall notify the indemnified parties as soon as possible but in no event less than ten days prior to the required response date), and the indemnifying party shall thereafter assume the defense of any such Action through counsel reasonably satisfactory to the indemnified parties; provided, that the indemnified parties may participate in such defense at their own expense. The defense and settlement of the Action will be controlled by the indemnifying party; provided that the indemnifying party will use its best efforts to avoid taking any action that would significantly prejudice or harm any of the indemnified parties or any of their businesses, assets or properties.

                  (b) If the indemnifying parties do not assume the defense of, or if after assuming the defense the indemnifying parties fail to defend, any such Action, then the indemnified parties may defend against such Action in any manner they deem appropriate (provided that the indemnifying parties may participate in such defense at their own expense) and the indemnified parties may settle such Action on any terms they deem appropriate (with the consent of indemnifying parties on the conditions that (i) such consent not be unreasonably withheld or delayed, and (ii) if the indemnifying parties do not so consent, then the indemnifying parties shall immediately (A) assume the defense of such Action and (B) reimburse the indemnified parties for their expenses relating to the defense of such Action in accordance with the next sentence). In addition, the indemnifying parties shall promptly reimburse the indemnified parties for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the indemnified parties in connection with the defense against and settlement of such Action. If no settlement of such Action is made, the indemnifying parties shall satisfy any judgment rendered with respect to such Action, before the indemnified parties are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the indemnified parties in the defense of such Action.

                  (c) If a judgment is rendered against any of the indemnified parties in any Action covered by the indemnification under this Agreement, or any Lien in respect of such judgment attaches to any of the assets or properties of any of the indemnified parties, the indemnifying parties shall immediately upon such entry or attachment pay such judgment in full or discharge such Lien unless, at the expense and direction of the indemnifying parties, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any such Action, the indemnifying parties shall immediately pay such judgment or discharge such Lien before any of the indemnified parties is compelled to do so.

         6.06     LIMITATIONS ON INDEMNIFICATION.

                  (a) An indemnifying party will not have any liability under this Section 6 until the aggregate amount of the damages exceeds $50,000 (the "Basket").

                  (b) The total liability of an indemnifying party for any damages or other payments under this Section 6 is limited to $817,650, and then only for the amount in excess of the Basket.

                  (c) The limitations on the liability of SecurFone and Montpilier set forth in Sections 6.06(a) and 6.06(b) above shall not apply to any loss resulting from (i) a breach of the representations and warranties set forth in Sections 4.05, 4.07 and 4.27 above or (ii) the willful misconduct or fraud by SecurFone or Montpilier in connection with the transactions contemplated by this Agreement.

                  (d) The limitations on the liability of any Seller set forth in Sections 6.06(a) and 6.06(b) above shall not apply to any loss resulting from (i) a breach by such Seller of the representations and warranties set forth in Sections 2.04, 2.06 and 3.03 above or (ii) the willful misconduct or fraud by such Seller in connection with the transactions contemplated by this Agreement.

7.       GENERAL PROVISIONS

         7.01 SURVIVAL PERIOD. The representations and warranties of the parties contained in this Agreement will survive any investigation heretofore or hereafter made by any party, their agents and representatives and the consummation of the transactions contemplated by this Agreement and will continue in full force and effect for the period specified below (the "Survival Period"):

                  (a) The representations and warranties of the parties contained in this Agreement will survive until, in the absence of willful misconduct or fraud, and will be of no further force and effect after, the expiration of one year from the date of this Agreement; provided, however, that the representations of IXATA and each Seller in Sections 2.04 and 2.06 above, the representations of each Seller in Sections 3.01 and 3.03 above, the representations of SecurFone and Montpilier in Sections 4.05, 4.07 and 4.27 above and the representations of Montpilier in Section 4A.01 above will survive indefinitely.

                  (b) The Survival Period will be extended automatically to include any time period necessary to resolve, and collect upon, a claim for indemnification that was made in writing before expiration of the Survival Period but not resolved prior to its expiration; provided, further, that any such extension will apply only as to claims asserted and not so resolved within the Survival Period. Liability for any item will continue until such claim is finally settled, decided or adjudicated.

                  (c) No fact, event, misrepresentation or occurrence that, in the absence of this Section 7.01, would constitute a breach of any representations or warranties made by any of the parties under this Agreement or any other document delivered pursuant to this Agreement will be deemed to constitute a breach of any party's representation or warranty if the party claiming the breach has actual knowledge of such fact, event, misrepresentation or occurrence on the date of this Agreement.

         7.02     NOTICES.

                  (a) All notices, demands or other communications required or permitted to be given or made under this Agreement will be in writing and (i) delivered personally, (ii) sent by pre-paid, first class, certified or registered mail, return receipt requested, (iii) by priority overnight national express courier service, or (iv) by facsimile transmission (followed by a hard copy by U.S. mail or priority overnight delivery), to the intended recipient at its address or facsimile number set out below. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

             (i)      If to IXATA          8080 Daggett Street, Second Floor
                      or any Seller:       San Diego, California  92111
                                           Facsimile:  (619) 654-4975
                                           Attn:  Mr. Fred Gluckman

                      With a copy to:      Luce, Forward, Howard & Scripps LLP
                                           600 W. Broadway, Suite 2600
                                           San Diego, California  92101
                                           Facsimile:  (619) 232-8311
                                           Attn:  Otto E. Sorenson, Esq.

             (ii)     If to SecurFone      SecurFone America, Inc.
                      or Montpilier:       1801 Robert Fulton Drive, 4th Floor
                                           Reston, Virginia  20191
                                           Facsimile:  (703) 319-0067
                                           Attn:  Mr. Paul Silverman

                      With a copy to:       Kohrman Jackson & Krantz P.L.L.
                                            1375 East Ninth Street
                                            One Cleveland Center, 20th Floor
                                            Cleveland, Ohio  44114
                                            Facsimile:  216-621-6536
                                            Attn:  Steven L. Wasserman, Esq.

                  (b) Any notice, demand or communication will be deemed to have been duly given (i) on receipt if delivered personally, (ii) three business days after mailing, (iii) the business day after delivery to a national overnight courier service, or (iv) if given by confirmed facsimile, immediately if received by recipient during its normal business hours on a business day or, if not, at the beginning of recipient's business on the next business day. In proving receipt it will be sufficient to show that the envelope containing the communication was duly addressed, stamped and posted (or that the envelope was delivered to the national overnight courier service), or that receipt of a facsimile was confirmed by the recipient.

                  (c) Any party may change the address or facsimile number to which notices, demands or other communications to such parties will be given or made by giving notice thereof to the other parties hereto in the manner provided above.

         7.03 GOVERNING LAW. The validity and effect of this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         7.04 SUBMISSION TO JURISDICTION. Each of the parties agrees and consents to the jurisdiction of any state or federal court of competent jurisdiction in State of California, and waives any objection based on venue or FORUM NON CONVENIENS with respect to any action instituted, and agrees that any dispute concerning this Agreement or any of the transactions described in this Agreement may be heard only in the courts described above. Each of the parties consents to the service of any process in any such action by delivery of such process by certified U.S. mail to the addresses of the parties determined in accordance with Section 7.02 hereof, as well as by any other means of service permitted by applicable law.

         7.05 SUCCESSORS AND ASSIGNS. No party may assign all or any part of its rights, duties or obligations under or pursuant to this Agreement. Except as otherwise provided, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

         7.06 PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained in this Agreement may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term or part of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms or partial terms will constitute their agreement with respect to the subject matter of this Agreement and all remaining terms or partial terms will remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

         7.07 AMENDMENT AND WAIVER. This Agreement may not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by that party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created under this Agreement, will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         7.08 HEADINGS. The headings of particular provisions of this Agreement are inserted for convenience only and are not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

         7.09 NUMBER AND GENDER. Where the context requires, the use of the singular form in this Agreement includes the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

         7.10 INTEGRATION. This Agreement, including the IXATA and SecurFone Disclosure Letters (which are incorporated in this Agreement by reference), and the Voting Agreement supersede all prior discussions and agreements, and contain the sole and entire agreement, among any of the parties with respect to the transactions described in this Agreement.

         7.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party hereto and delivered to all the other parties hereto. This Agreement will become effective when each party has received original or facsimile counterparts thereof signed by all of the other parties.

         7.12 PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for in this Agreement will be made by any party hereto unless planned and coordinated jointly among the parties, except to the extent otherwise required by law. Sellers and IXATA are aware that SecurFone is a public company that must comply with the disclosure requirements of the federal securities laws and any applicable stock exchange.

         7.13 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended nor will it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

                                      SECURFONE AMERICA, INC.


                                      By:     /S/ PAUL B. SILVERMAN
                                         --------------------------------------
                                      Its:     Chief Executive Officer


                                      MONTPILIER HOLDINGS, INC.


                                      By:     /S/ MICHAEL M. GRAND
                                         --------------------------------------
                                      Its:     President

                                      THE IXATA STOCKHOLDERS:

                                      Gluckman Family Trust dated August 3, 1989


                                      By:    /S/ FRED GLUCKMAN
                                         --------------------------------------
                                             Fred Gluckman, Trustee


                                      Andreoli Family Trust dated April 11, 1996


                                      By:    /S/ VERA ELLEN ANDREOLI
                                         --------------------------------------
                                             Vera Ellen Andreoli, Trustee


                                      By:    /S/ ROBERT A. STEINER
                                         --------------------------------------
                                             Robert A. Steiner, individually


                                      By:     /S/ GENE KALIMAN
                                         --------------------------------------
                                              Gene Kaliman, individually


                                      By:    /S/ JOHN CORKHILL
                                         --------------------------------------
                                             John Corkhill, individually


                                      By:    /S/ DAVID LEADINGHAM
                                         --------------------------------------
                                             David Leadingham, individually

                                      By:    /S/ JOE FRIEDMAN
                                         --------------------------------------
                                             Joe Friedman, individually

                                      3324877 Canada Inc.


                                      By:    /S/ JODY JONASSOHN
                                         --------------------------------------
                                             Jody Jonassohn


                                      By:    /S/ JEFF VALLINGDHAM
                                         --------------------------------------
                                            Jeff Vallingdham, individually


                                      By:    /S/ GRAY O'CONNOR
                                         --------------------------------------
                                             Gray O'Connor, individually


                                      By:    /S/ BLAKE LAWLESS
                                         --------------------------------------
                                             Blake Lawless, individually


                                      By:    /S/ JULIOUS FROHLICH
                                         --------------------------------------
                                             Julious Frohlich, individually